                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934
                               (Amendment No.1)*



                         Greate Bay Casino Corporation
--------------------------------------------------------------------------------
                               (Name of Issuer)


                    Common Stock, par value $0.10 per share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   391546108
--------------------------------------------------------------------------------
                                (CUSIP Number)

                               December 29, 1998
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


     [_]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [_]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                                SCHEDULE 13G/A
===============================================================================



-----------------------
  CUSIP NO.  391546108
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


        Maria A. Pratt
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

        United States
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                          SOLE VOTING POWER
                     5
     NUMBER OF
                           129,223
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY              0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                           129,223
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                           0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        129,223
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

       2.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INTRUCTIONS)
12

       IN
------------------------------------------------------------------------------

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Item 1(a).     Name of Issuer:
---------      --------------

                    Greate Bay Casino Corporation

Item 1(b).     Address of Issuer's Principal Executive Offices:
---------      -----------------------------------------------

                    200 Decadon Drive, Suite 100
                    Egg Harbor Township, New Jersey 08234-3899

Item 2(a).     Name of Persons Filing:
---------      ----------------------

                    Maria A. Pratt

Item 2(b).     Address of Principal Business Office or, if None, Residence:
---------      -----------------------------------------------------------

                    Two Galleria Tower, Suite 2200
                    13455 Noel Road
                    Dallas, Texas 75240

Item 2(c).     Citizenship:
---------      -----------

                    United States of America

Item 2(d).     Title of Class of Securities:
---------      ----------------------------

                    Common Stock, $0.10 par value per share (the "Common Stock")

Item 2(e).    CUSIP Number.:
---------     --------------

                    391546108

Item 3.        If this statement is filed pursuant to (S)(S)240.13d-1(b) or
------         ------------------------------------------------------------
               240.13d-2(b) or (c), check whether the person filing is a:
               ---------------------------------------------------------

  (a)  [_]     Broker or dealer registered under section 15 of the Act (15
               U.S.C. 78o).

  (b)  [_]     Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

  (c)  [_]     Insurance company as defined in section 3(a)(19) of the Act (15
               U.S.C. 78c).

  (d)  [_]     Investment company registered under section 8 of the Investment
               Company Act of 1940 (15 U.S.C. 80a-8).

  (e)  [_]     An investment adviser in accordance with (S)240.13d-
               1(b)(1)(ii)(E).

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  (f)  [_]     An employee benefit plan or endowment fund in accordance with
               (S)240.13d-1(b)(1)(ii)(F).

  (g)  [_]     A parent holding company or control person in accordance with (S)
               240.13d-1(b)(1)(ii)(G).

  (h)  [_]     A savings association as defined in Section 3(b) of the Federal
               Deposit Insurance Act (12 U.S.C. 1813).

  (i)  [_]     A church plan that is excluded from the definition of an
               investment company under section 3(c)(14) of the Investment
               Company Act of 1940 (15 U.S.C. 80a-3).

  (j)  [_]     Group, in accordance with (S) 240.13d-1(b)(1)(ii)(J).

Item 4.        Ownership:
------         ---------

                    (a)  Amount beneficially owned: 129,223

                    (b)  Percent of class: 2.5%

                    (c)  Number of shares as to which the person has:

                         (i)   Sole power to vote or direct the vote - 129,223.

                         (ii)  Shared power to vote as to direct the vote - 0.

                         (iii) Sole power to dispose or to direct the
                               disposition of - 129,223.

                         (iv) Shared power to dispose or to direct the disposition of - 0.

Item 5.        Ownership of Five Percent or Less of a Class:
------         --------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6.        Ownership of More than Five Percent on Behalf of Another Person:
------         ---------------------------------------------------------------

                    Not applicable.

Item 7.        Identification and Classification of the Subsidiary which
------         ---------------------------------------------------------
               Acquired the Security Being Reported on By The Parent Holding
               -------------------------------------------------------------
               Company:
               -------

                    Not applicable.

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Item 8.        Identification and Classification of Members of the Group:
------         ---------------------------------------------------------

                    Not applicable.

Item 9.        Notice of Dissolution of Group:
------         ------------------------------

                    Not applicable.

Item 10.       Certification:
-------        -------------

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE


  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

  Date: January 29, 1999.

                                      MARIA A. PRATT

                                      /s/ Maria A. Pratt
                                      ----------------------------------